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                                                                    Exhibit 11.1

                CALCULATION OF EARNINGS PER SHARE

                                     Three Months    Three Months
                                        Ended            Ended
                                     September 30,   September 30,
                                         1996            1997
                                     ------------    -------------

Net earnings before income taxes      $  727,867     $  824,351
Pro forma income taxes                   291,147
                                      ----------     ----------

Pro forma net earnings                $  436,720

Weighted average shares
  outstanding during the period        7,000,000

Shares issuable under
  consulting agreement                    96,366

Shares issuable under
  compensation agreement                 170,708
                                      ----------     ----------
Weighted average common
  and common equivalent shares
  outstanding during the period        7,267,074      9,620,084
                                      ==========     ==========
Pro forma net earnings per share      $     0.06     $     0.09
                                      ==========     ==========